ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

150101

Filed in the office of	Document Number **20120676140-79**
Ross Miller Secretary of State State of Nevada	Filing Date and Time **10/02/2012 8:23 AM**
	Entity Number **E0567042007-9**

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Cellteck, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Cellteck Inc. (the " Company"), organized and existing under the laws of the State of Nevada, does, by its Secretary and under its corporate seal, hereby certify that pursuant to the authority contained in Article 11 of its Articles of Incorporation, as amended, and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, its Board of Directors has adopted the following resolution creating the following class and series of the Company's Preferred Stock and determining the voting powers, designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of such classes and series: ...

See attached

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Gus Rahim,
President

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATIONS,
POWERS, PREFERENCES AND RIGHTS OF
THE SERIES B VOTING CONVERTIBLE
PREFERRED STOCK

OF

CELLTECK INC.

Pursuant to Nevada Revised Statutes § 78.1955

Cellteck Inc. (the "Company"), organized and existing under the laws of the State of Nevada, does, by its Secretary and under its corporate seal, hereby certify that pursuant to the authority contained in Article 11 of its Articles of Incorporation, as amended, and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, its Board of Directors has adopted the following resolution creating the following class and series of the Company's Preferred Stock and determining the voting powers, designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of such classes and series:

RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, as amended, (the "Articles of Incorporation"), there is hereby created the following series of Preferred Stock:

- 44,000,000 shares shall be designated Series B Voting Convertible Preferred Stock, par value $.0001 per share (the "Series B Preferred Stock").

The designations, powers, preferences, and rights and the qualifications, limitations and restrictions of the Series B Preferred Stock in addition to those set forth in the Articles of Incorporation shall be as follows:

Section 1. Designation and Amount. 44,000,000 shares of the unissued preferred stock of the Company shall be designated as Series B Voting Convertible Preferred Stock, par value $.0001 per share.

Section 2. Definitions.

(a) "Board of Directors" means the Board of Directors of the Company or any duly authorized committee thereof.

(b) "Capitalization Amendment" means an amendment to the Company's Articles of Incorporation for the authorization of a sufficient number of shares of Common Stock to convert all issued and outstanding shares of Series B Preferred Stock into Common Stock pursuant to Board of Director approval and the Stockholder Approval.

(c) "Common Stock" means common stock of the Company.

(d) "Stockholder Approval" means the approval by the stockholders of the Company of an amendment to the Company's Articles of Incorporation sufficient to permit immediate conversion of all issued and outstanding shares of Series B Preferred Stock into Common Stock either (i) increasing the authorized number of shares of Common Stock pursuant to Section 78.390 of the Nevada Revised Statutes or (ii) effecting a reverse stock split of the outstanding shares of Common Stock pursuant to Section 78.2055 of the Nevada Revised Statutes.

Section 3. Dividends. (a) So long as any shares of the Series B Preferred Stock remain outstanding, if the Company declares any dividend or distribution of cash, securities (including rights, warrants, options or evidences of indebtedness) or properties or assets other than shares of Common Stock to be paid from time to time out of any assets legally available for such payment (to the extent dividends or distributions consist of shares of Common Stock an adjustment will be made pursuant to Section 6(a) hereof), then the Company shall simultaneously declare a dividend or distribution on shares of Series B Preferred Stock in the amount of dividends or distributions that would be made with respect to shares of Series B Preferred Stock if such shares were converted into shares of Common Stock on the record date for such dividend or distribution (regardless of whether or not actual

conversion at such time would be permissible under Section 4 hereof). No dividend or distribution shall be payable to holders of shares of Common Stock unless the full dividends or distributions contemplated by this Section are paid at the same time in respect of the Series B Preferred Stock.

(a) Each dividend or distribution shall be payable to holders of the Series B Preferred Stock as they appear in the records of the Company at the close of business on the same record date as the record date for the payment of the corresponding dividend or distribution to the holders of shares of Common Stock.

(b) Dividends on the Series B Preferred Stock are non-cumulative. If the Company does not declare a dividend on the Common Stock or the Series B Preferred Stock in respect of any period, the holders of the Series B Preferred Stock shall have no right to receive any dividend for such dividend period, and the Company shall have no obligation to pay a dividend for such dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Series B Preferred Stock or the Common Stock or any other series of the Company's preferred stock.

(c) If the Conversion Date (as defined below) with respect to any of the shares of Series B Preferred Stock occurs prior to the record date for the payment of any dividend or distribution on the Common Stock, the holder of such shares of Series B Preferred Stock to be converted shall not have the right to receive any corresponding dividends or distributions on the Series B Preferred Stock (but for the avoidance of doubt the holder thereof shall receive that dividend or distribution payable to holders of Common Stock on the relevant payment date if such holder is the holder of record of shares of Common Stock on the record date for that dividend or distribution). If the Conversion Date with respect to the shares of Series B Preferred Stock occurs after the record date for any declared dividend or distribution and prior to the payment date for that dividend or distribution, the holder thereof shall receive that dividend or distribution on the relevant payment date if such holder of Common Stock was the holder of record of shares of Series B Preferred Stock on the record date for that dividend or distribution.

Section 4. Conversion.

(a) The Company shall at all times maintain an agent for the purpose of the conversion of shares of Series B Preferred Stock (the "Conversion Agent"), which may be an officer or agent of the Company.

(b) If Stockholder Approval has been obtained, upon the filing the Capitalization Amendment with the State of Nevada and the effectiveness of the Capitalization Amendment under Nevada law (the date of such effectiveness, the "Conversion Date"), the Company shall promptly instruct the Conversion Agent to convert into Common Stock, without further action by any person, all then outstanding shares of Series B Preferred Stock.

(c) Each share of Series B Preferred Stock to be converted in accordance with this Section shall automatically be converted into 800 shares of Common Stock, subject to adjustment from time to time as described herein (the "Conversion Rate").

Section 5. Conversion Procedures.

(a) In the event of an automatic conversion of the Series B Preferred Stock pursuant to Section 4, effective at the close of business on the Conversion Date the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, and provided further that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates formerly evidencing such shares of Series B Preferred Stock are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series B Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid; provided, however, that notwithstanding the foregoing, upon such delivery of certificates formerly representing the Series B Preferred Stock or of agreement and indemnification in the case of a lost certificate, the Company may determine that the shares of Common Stock issued upon the conversion of the Series B Preferred Stock shall be uncertificated, in which case the Company or its transfer agent will make the appropriate entries into the records of the Company and the Company shall not be obligated to issue a stock certificate for such shares of Common Stock.

(b) Effective at the close of business on the Conversion Date, dividends shall no longer be declared on any such converted share of Series B Preferred Stock and such share of Series B Preferred Stock shall cease to be outstanding, in each case, subject to the right of the holder of Series B Preferred Stock to receive any declared and unpaid dividends on such share to the extent provided herein and any other payments to which such holder is otherwise entitled hereunder.

(c) No allowance or adjustment, except as expressly provided herein, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Conversion Date with respect to any share of Series B Preferred Stock. Prior to the close of business on the Conversion Date with respect to any share of Series B Preferred Stock, shares of Common Stock issuable upon conversion thereof shall not be deemed outstanding for any purpose, and the holder of such share of Series B Preferred Stock shall have no rights with respect to the Common Stock issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series B Preferred Stock.

(d) The person or persons entitled to receive the Common Stock upon conversion of Series B Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Conversion Date with respect thereto. In the event that a holder shall not by written notice designate the name in which shares of Common Stock, securities or other property to be issued or paid upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the holder and in the manner shown on the records of the Company.

(e) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any shares of Series B Preferred Stock. All fractions shall be rounded up to the nearest share. If more than one share of Series B Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered.

(f) The Company shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the conversion of shares of Series B Preferred Stock pursuant to Section 4 and this Section; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any registration or transfer involved in the issue or delivery of Common Stock in a name other than that of the registered holder of Series B Preferred Stock converted or to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

Section 6. Adjustments.

(a) If the Company shall (i) pay a dividend or make any other distribution with respect to its Common Stock which consists in whole or in part of shares of its Common Stock, (ii) subdivide or reclassify its Common Stock into a greater number of shares or (iii) combine or reclassify its Common Stock into a lesser number of shares, then in each of clause (i), (ii) and (iii), the Conversion Rate shall be adjusted (regardless of whether or not actual conversion at such time would be permissible under Section 4 hereof) so that a holder of any shares of Series B Preferred Stock thereafter converted shall be entitled to receive the number and kind of other securities that such holder of Series B Preferred Stock would have owned or been entitled to receive after the happening of such dividend, subdivision, combination, or other reclassification had such shares of Series B Preferred Stock been converted immediately prior to the happening of such reclassification or any record date with respect thereto. An adjustment made pursuant to this Section shall become effective on the date of the dividend payment, subdivision, combination or issuance and shall be applied from the record date with respect thereto, if any, for such event. Such adjustment shall be made successively.

(b) If the Company shall be a party to any transaction, including a merger, consolidation, sale of all or substantially all of the Company's assets, reorganization, liquidation or recapitalization of the Common Stock (each of the foregoing being referred to as a "Transaction"), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), then, in connection with such Transaction, the Company shall make provision for the Series B Preferred Stock to be converted into the amount of shares of stock and other securities and the right to receive the property receivable (including cash) by a holder of that number of shares of Common Stock into which one

share of Series B Preferred Stock was convertible immediately prior to such Transaction (regardless of whether or not actual conversion into Common Stock at such time would be permissible under Section 4 hereof) and upon consummation of the Transaction the Series B Preferred Stock shall be automatically converted into such amount of stock and other securities and the right to receive property at the same time and in the same manner as the Common Stock is so converted (or as promptly as practicable thereafter). Any shares of stock and other securities and property shall be payable to the holder upon surrender of the shares of Series B Preferred Stock or as otherwise provided for as if such delivery were of Common Stock pursuant to Section 5(a). The Company shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this Section.

(c) Notwithstanding the foregoing, in any case in which this Section 5 provides that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event issuing to the holder of any shares of Series B Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion before giving effect to such adjustment.

(d) If the Company shall take any action affecting the shares of Common Stock, other than any action described in this Section 5, which in the reasonable opinion of the Board of Directors would adversely affect the conversion rights of the holders of Series B Preferred Stock, then the number of shares of Common Stock that a share of Series B Preferred Stock is convertible into immediately before such action shall be adjusted, to the extent permitted by applicable law or regulation, in such manner and at such time as the Board of Directors may determine in good faith to be equitable in the circumstances. Any such determinations shall be memorialized in writing and shall be maintained on file at the Company's principal executive office and shall be made available to any stockholder upon request.

(e) Whenever the number of shares of Common Stock into which one share of Series B Preferred Stock is convertible is adjusted as herein provided, the chief financial officer of the Company or his or her designee(s) shall compute the required adjustment in accordance with the foregoing provisions and shall prepare a certificate setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based. A copy of such certificate shall be filed promptly with the Conversion Agent and mailed to each holder of shares of Series B Preferred Stock at such holder's last address as shown on the stock books of the Company.

(f) The Company shall not, without the consent of a majority of the shares of the outstanding Series B Preferred Stock, voting separately as a class, make a publicly-announced tender offer for its Common Stock unless the Company provides to all holders of the Series B Preferred Stock the right to participate in the tender offer on the same terms and conditions as holders of Common Stock, provided that any Series B Preferred Stock tendered shall receive, upon surrender of the Series B Preferred Stock to the Company, the consideration payable with respect to the number of shares of Common Stock into which the Series B Preferred Stock so tendered would be convertible at the time immediately prior to the consummation of the tender offer (regardless of whether or not actual conversion at such time would be permissible under Section 4 hereof).

Section 7. Reservation of Common Stock.

(a) Upon the effectiveness of the Capitalization Amendment, the Company shall at all times reserve and keep available, free from all liens, charges and security interests and not subject to any preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, solely for the purpose of effecting the conversion of Series B Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all outstanding shares of Series B Preferred Stock.

(b) Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Series B Preferred Stock, as herein provided, shares of Common Stock acquired by the Company (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the holders of the Series B Preferred Stock).

(c) All shares of Common Stock delivered upon conversion of the Series B Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances and not subject to any preemptive rights (other than liens, charges, security interests and other encumbrances created by the holders the Series B Preferred Stock).

(d) The Company hereby covenants and agrees that, if at any time the Common Stock shall be listed on the NASDAQ Stock Market or any other national securities exchange or automated quotation system, the Company shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, all the Common Stock issuable upon conversion of the Series B Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Company to defer the listing of such Common Stock until the first conversion of Series B Preferred Stock into Common Stock in accordance with the provisions hereof, the Company covenants to list such Common Stock issuable upon conversion of the Series B Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section 8. Liquidation, Dissolution and Winding Up.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be distributed among the holders of the outstanding shares of Series B Preferred Stock and Common Stock, pro rata, in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series B Preferred Stock then held by them (regardless of whether or not actual conversion at such time would be permissible under Section 4 hereof).

(b) The Company's consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company's property or business shall not constitute its liquidation, dissolution or winding up.

Section 9. Maturity. The Series B Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designation.

Section 10. No Redemption; No Sinking Fund.

(a) The shares of Series B Preferred Stock shall not be subject to redemption by the Company or at the option of any holder of Series B Preferred Stock; provided, however, that the Company may purchase or otherwise acquire outstanding shares of Series B Preferred Stock by mutual agreement with any holder or holders thereof.

(b) The shares of Series B Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

Section 11. Voting Rights.

(a) In addition to the special voting provisions of Section 11(b), on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), holders of Series B Preferred Stock shall vote together with the holders of Common Stock as a single class and each holder of outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

(b) So long as any shares of Series B Preferred Stock are outstanding, the Company shall not without the consent or vote of the holders of a majority of the outstanding shares of the Series B Preferred Stock, voting separately as a class, amend, alter or repeal or otherwise change (including in connection with any merger or consolidation or otherwise) any provision of the Articles of Incorporation or this Certificate of Designation, if such amendment would increase the authorized shares of the Series B Preferred Stock or alter or change the powers, preferences or special rights of the shares of the Series B Preferred Stock so as to affect the Series B Preferred Stock adversely.

Section 12. Exclusion of Other Rights. Except as may otherwise be required by law or specifically set forth in this Certificate of Designation and the Articles of Incorporation, as they may be amended from time to time, the Series B Preferred Stock shall not have any other powers, preferences and relative, participating, optional or other special rights.

Section 13. Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other

voting powers, preferences and relative, participating, optional and other special rights of the Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation that can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional or other special rights of the Series B Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of the Series B Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of the Series B Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

Section 14. Reissuance of Series B Preferred Stock. Shares of Series B Preferred Stock that have been duly converted into Common Stock or otherwise reacquired in any manner, including shares purchased by the Company or exchanged or converted, shall not be reissued as Series B Preferred Stock and shall upon compliance with any applicable provisions of the laws of the State of Delaware have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series. The Company may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock.

Section 15. Mutilated or Missing Series B Preferred Stock Certificates. If any certificate representing any shares of the Series B Preferred Stock shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for such certificate, a new certificate of like tenor and representing an equivalent amount of shares of Series B Preferred Stock of the same class, but only upon receipt of evidence of such loss, theft or destruction of such certificate and indemnity, if requested, satisfactory to the Company and the transfer agent (if other than the Company).

Section 16. Fractional Shares. The Series B Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, participate in dividends and distributions and to have the benefit of all other rights of holders of the Series B Preferred Stock, including the conversion provisions provided in Section 4.

Signature on following page.

IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by its Secretary this 25 day of September, 2012.

CELLTECK INC.

By: Gus Rahim
Its: President

091983, 000001, 601358810.7